Exhibit 5.1

Brooks Automation, Inc. Tel (978) 262-2400 15 Elizabeth Drive Fax (978) 262-2500 Chelmsford, MA 01824 www.brooks.com
November 15, 2005

Brooks Automation, Inc.
15 Elizabeth Drive
Chelmsford, MA 01824

Re:	Brooks Automation, Inc. Registration Statement on Form S-8 filed on November15, 2005
Ladies and Gentlemen:
This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”), for the registration of 769,920 shares of common stock, par value $0.01 (the “Securities”), of Brooks Automation, Inc., a Delaware corporation (the “Company”), issuable upon exercise of options granted under: (i) the Helix Technology Corporation (“Helix”) 1996 Equity Incentive Plan, as Amended and Restated; (ii) the Amended and Restated Helix Stock Option Plan for Non-Employee Directors; and (iii) the Helix 1981 Employee Stock Option Plan, as amended.
I have acted as counsel for the Company in connection with the issuance of the Securities. For purposes of this opinion, I have examined and relied upon such documents, records, certificates and other instruments as I have deemed necessary. The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.
Based upon and subject to the foregoing, I am of the opinion that the Securities have been duly authorized, validly issued, fully paid and non-assessable. I hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of my name therein. This opinion may be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect.
Very truly yours,
/s/ Thomas S. Grilk, Esq.
Thomas S. Grilk, Esq.
Senior Vice-President and General Counsel